Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Greenbrier Companies, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-127922, 333-172933, 333-157593, 333-187887 and 333-195058) on Form S-8 and registration statements (Nos. 333-136014, 333-165924, and 333-207771) on Form S-3 of The Greenbrier Companies, Inc. and subsidiaries (the “Company”) of our reports dated October 25, 2016, with respect to the consolidated balance sheets of The Greenbrier Companies, Inc. and subsidiaries as of August 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended August 31, 2016, and the effectiveness of internal control over financial reporting as of August 31, 2016, which reports appear in the August 31, 2016 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Portland, OR

October 25, 2016